UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2019

EVO Transportation & Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54218	37-1615850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8285 West Lake Pleasant Parkway, Peoria, AZ 85382

(Address of principal executive offices)

877-973-9191

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2019, EVO Transportation & Energy Services, Inc., a Delaware corporation (the “Company”), entered into a Separation Agreement and Release (the “Separation Agreement”) with John Yeros, the Company's former chief executive officer. Pursuant to the terms of the Separation Agreement, in consideration for, among other things, his compliance with certain restrictive covenants and subject to his non-revocation of a release of claims, Mr. Yeros will receive severance compensation equal to $180,000, less applicable taxes and withholdings, payable over 12 months following his separation of employment with the Company effective as of September 20, 2019. In addition, the Company agreed to extend the exercise period with respect to Mr. Yeros’s option to purchase up to 1,200,000 shares of Company common stock granted pursuant to the stock option agreement between Mr. Yeros and the Company dated April 12, 2018 until September 30, 2024. The Company also agreed to indemnify Mr. Yeros with respect to certain personal guarantees Mr. Yeros made on behalf of the Company and to a general release of claims against Mr. Yeros.

The foregoing summary description of the material terms of the Separation Agreement is not complete and is subject to and qualified in its entirety by reference to the text of the separation agreement, a copy of which is filed herewith as Exhibit 10.1 and the terms of which are incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release, dated October 17, 2019, between EVO Transportation & Energy Services, Inc. and John Yeros

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2019	By:	/s/ Thomas J. Abood
	Its:	Chief Executive Officer